                                                                    EXHIBIT 99.9

CONTACT:     ROBERT S. RALEY, JR.       TFC ENTERPRISES, INC.
             804-858-4054                       NEWS RELEASE

* FOR IMMEDIATE RELEASE*

NORFOLK, VA, September 25, 1996/PRNewswire/ -TFC Enterprises, Inc. (NASDAQ:TFCE) today announced the early retirements, effective September 30, 1996, of the following executives: George Kouri, Chief Executive Officer; Joseph Becka, Chief Marketing Officer; Preston Gnagey, Chief Operations Officer and Charles Johnston, Chief Financial Officer - all of whom were under contract through December 31, 1999. These early retirements were part of the company's restructuring plans to reduce operating expenses.

In settlement of these contracts, approximately $1.8 million will be expensed in the 3rd quarter of 1996. This amount represents combined cash payments to be made to these executives and the cancellation of certain notes receivable from these executives. The combined base salaries, exclusive of benefits and bonuses, of the affected executives total approximately $3.65 million over the remaining 3.25 years of the employment agreements which expire December 31, 1999. Management estimates the cost of benefits over the same period to be approximately $325,000 for a total estimated pre-tax savings of approximately $4.0 million on salaries and benefit expense.

Additionally, the company will reduce its obligation for bonus payments to the Company's executives from approximately 6.0% of pre-tax profits to approximately 3.5% of pre-tax profits.

R. S. Raley, Jr., the Company's Chairman of the Board, will assume the duties of Chief Executive Officer. Mr. Raley will also handle the investor and lender relations functions, formerly performed by the Chief Financial Officer. Mr. Raley has been employed in the consumer finance business since 1959 and founded The Finance Company in 1977.

The remainder of the CFO's duties will be assumed by the Company's controller.

Ron Tray will assume the duties of Chief Operations Officer. Mr. Tray has been with the Company since 1989 and formerly was President of MTECH's mid-atlantic region providing computer services to financial institutions.

Rick Lieberman will assume the role of Chief Lending Officer, and be responsible for credit quality. Mr. Lieberman has been employed by the Company since 1989.

The Company's day to day marketing responsibilities will be handled by the Company's existing Loan Production Managers.

"We believe that this major step in the Company's restructuring goes a long way towards the Company's recovery and return to profitability," says R. S. Raley, the Company's Chairman and CEO.

He added that "We expect completion of restructuring to occur in the 4th quarter, 1996 which will put the Company in a strong position to begin 1997."

TFC Enterprises, Inc., through its wholly-owned subsidiary, The Finance Company, specializes in purchasing and servicing installment sales contracts originated by automobile and motorcycle dealers. Through First Community Finance, Inc., another wholly-owned subsidiary, TFC Enterprises, Inc., is involved in the direct origination and servicing of small consumer loans. Based in Norfolk, VA, TFC Enterprises, Inc. also has offices in Dallas, TX, Jacksonville, FL, San Diego, CA, and throughout Virginia and North Carolina.